AMENDMENT TO THE AMENDED
DISTRIBUTION PLAN OF
LEGG MASON GLOBAL TRUST, INC.:
LEGG MASON INTERNATIONAL EQUITY TRUST

WHEREAS, Legg Mason Global Trust, Inc. (the “Corporation”) has adopted an Amended Distribution Plan effective February 7, 1996 on behalf of the Primary Class shares of its series known as the Legg Mason International Equity Trust (the “Fund”, and the Amended Distribution Plan, the “Plan”);

WHEREAS, the Board has determined to re-designate the Fund’s “Primary” share class as “Class C” shares;

NOW, THEREFORE, in accordance with the foregoing, all references to “Primary Class” shares in the Plan are hereby replaced with a corresponding reference to “Class C” shares.  Except as expressly set forth above, nothing herein shall be construed as amending the terms of the Plan in any other respect.

IN WITNESS THEREOF, the Corporation has executed this Amendment to the Plan as of the day and year set forth below:

Date: February 20, 2009

ATTEST:	LEGG MASON GLOBAL TRUST, INC.

By:	/s/ Richard M. Wachterman	By:	/s/ Gregory Merz
	Richard M. Wachterman		Gregory Merz
	Secretary		Vice President

Agreed and assented to by:

LEGG MASON INVESTOR SERVICES, LLC

By:	/s/ Joseph M. Furey
Joseph M. Furey
General Counsel and Secretary